Exhibit 99.1

Investor Contact David Martin 717.612.5628 damartin@harsco.com	Media Contact Kenneth Julian 717.730.3683 kjulian@harsco.com

FOR IMMEDIATE RELEASE

HARSCO COMPLETES SUCCESSFUL REFINANCING; TRANSACTION

STRENGTHENS DEBT PROFILE AND FINANCIAL FLEXIBILITY

CAMP HILL, PA (November 2, 2016) . . . Harsco Corporation (NYSE: HSC) announced today the closing of a new senior secured credit facility (the “New Credit Facility”). The New Credit Facility includes a $400 million five-year revolving credit facility and a $550 million seven-year term loan B facility, both of which will replace the Company’s existing revolver and term loan. The proceeds from this financing are intended to be used to redeem the Company’s existing 5.75% Senior Notes due 2018 (the “Notes”) as well as to pay related transaction fees and expenses.

“This transaction was well over-subscribed, and its completion is a significant financial milestone for Harsco,” said Pete Minan, Senior Vice President and Chief Financial Officer. “We’ve been keenly focused on reducing leverage and today’s announcement reflects the positive progress we have made over the past year. This refinancing extends the maturity profile of our debt obligations while providing substantial financial flexibility to support the strategies within each of our businesses.”

At the end of the third quarter 2016, the Company maintained net debt of approximately $596 million and borrowing capacity and available cash of more than $340 million.

About Harsco Corporation

Harsco Corporation is a diversified industrial company providing a range of onsite services and engineered products to the global steel, energy and railway sectors. Harsco’s common stock is a component of the S&P SmallCap 600 Index and the Russell 2000 Index. Additional information can be found at www.harsco.com.

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